Exhibit 99.01

CannaSys, Inc. Featured in Inaugural Issue of Canna Investor Magazine

DENVER, CO / ACCESSWIRE / May 4, 2016 / CannaSys, Inc. ("CannaSys" or the "Company") (OTCQB: MJTK), a leading technology, marketing and branding company focused on the regulated cannabis industry, announced today that it is featured in the inaugural issue of Canna Investor Magazine, a newly launched magazine focused on providing investors with comprehensive information on selected publicly traded companies serving the regulated cannabis industry.

The magazine, designed to help investors navigate the ever changing landscape of the cannabis industry and provide educational tools to evaluate individual companies serving the sector. CannaSys, a leading software, marketing and branding company serving the legal and regulated cannabis industry, is one of only three companies featured in the www.CannaInvestorMag.com launch issue.

"The publishers of CannaInvestor Magazine have done an excellent job telling the CannaSys story," said Michael Tew, CEO of CannaSys. "We are excited to be featured in this first issue of this premier investor publication for the regulated cannabis industry and continue to believe there is tremendous opportunity for CannaSys in 2016 and beyond as we execute our strategic plan."

For more information and a copy of the article, investors can visit www.cannasys.com and www.CannaInvestorMag.com.

About CannaSys, Inc.

CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and regulated cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For more information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys's products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.
Contact:

CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel: 720.420.1290
Email: michael.tew@cannasys.com
Web: www.cannasys.com